Exhibit 2.3

CONFIDENTIAL

JOINT VENTURE AGREEMENT
This JOINT VENTURE AGREEMENT (“Agreement”) is made as of October 23, 2018, by and between SK hynix system ic Inc., a company organized under the laws of the Republic of Korea (“SKHYSI”), and Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”). SKHYSI and Cypress are hereinafter also referred to together as the “Parties” and individually as a “Party.”
RECITALS

(A)	SKHYSI is a manufacturer and seller of semiconductor devices and a wholly-owned subsidiary of SK hynix Inc., a company organized under the laws of the Republic of Korea (“SKH”).

(B)	Cypress is a manufacturer and seller of advanced embedded system solutions for automotive, industrial, home automation and appliances, consumer electronics and medical products.

(C)	The Parties desire to form a joint venture to pursue the Business, as hereafter defined.
NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT

1.	Definitions

1.1
“Affiliate” means any Person: (a) that is controlled by, controls, or is under common control with a Party (collectively, a “Controlled Person”); or (b) that is controlled by, controls, or is under common control with any such Controlled Person, in each case for so long as such control continues. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of more than fifty percent (50%) of voting securities in such Controlled Person. Notwithstanding anything herein to the contrary, unless specifically provided for herein, neither SKH nor any of its direct or indirect subsidiaries, other than SKHYSI, shall be deemed to be an Affiliate of the Company.

1.2
“Applicable Law” means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding upon such Person or any of its properties.

1.3	“Articles” means the articles of association of the Company substantially in the form of attached Exhibit 1.3, as amended from time to time.

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1.4
“Back-End Manufacturing Agreement” means the Manufacturing Agreement to be entered into between Cypress’s Thailand subsidiary (“Cypress Thailand”) and the Company containing at a minimum the terms specified in Exhibit 1.4.

1.5
“Bill of Sale” means the Bill of Sale to be entered into between Cypress and the Company substantially in the form of attached Exhibit 1.5, pursuant to which Cypress will transfer the Cypress NAND Assets to the Company.

1.6	“Board” means the board of directors of the Company.

1.7	“Business Day” means a day on which commercial banks in Hong Kong, San Francisco and Seoul are generally open to conduct their regular banking business.

1.8	“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

1.9
“CFIUS Clearance” means (i) the reasonable consensual conclusion of SKHYSI and Cypress that none of the transactions contemplated hereunder are a “covered transaction” and are not subject to review under Section 721 of the DPA; (ii) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by this Agreement, and has concluded all action under the DPA; or (iii) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

1.10
“Class A Ordinary Share” means an ordinary share in the share capital of the Company which, subject to the provisions of the Companies Ordinance, shall receive dividends as and when they are declared in accordance with Section 5.7 as further set forth in the Company’s Articles.

1.11
“Class B Ordinary Share” means an ordinary share in the share capital of the Company which, subject to the provisions of the Companies Ordinance, shall receive dividends as and when they are declared in accordance with Section 5.7 and shall have the additional right to receive a further dividend as set out in Section 4.1, each as further set forth in the Company’s Articles and this Agreement.

1.12	“Companies Ordinance” means the Companies Ordinance, Cap. 622 of the Laws of Hong Kong, as may be amended from time to time.

1.13	“Companies Registry” means the Hong Kong Companies Registry.

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1.14	“Company” is defined in Section 3.1(a).

1.15
“Company Interest” means, as to any Person, the percentage interest represented by the Securities then held by such Person divided by all then outstanding Securities (on an as-converted to Share basis and, to the extent warrants or options to purchase Securities have vested, as-exercised for Share basis).

1.16
“CY Volume” means the 5,000 Wafers per month to be supplied by SKH to Cypress or its Affiliate until 11:59 p.m. (Hong Kong Time) on December 31, 2020 under the NAND Supply Agreement, dated as of October 1, 2016, or any other supplementary agreement thereto by and between SKH and Cypress.

1.17	“Cypress NAND Assets” means the assets specified in Exhibit 1.17.

1.18
“Cypress Transition Services Agreement” means the Transition Services Agreement to be entered into between Cypress and the Company, pursuant to which Cypress will provide the Company with the services specified in Exhibit 1.18 as amended from time to time.

1.19	“Director” means a director of the Company with the powers and duties specified in the Companies Ordinance and the Articles.

1.20	“DPA” means the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.

1.21
“Governmental Authority” means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

1.22	“HK$” or “HK Dollars” means Hong Kong Dollars, the lawful currency of Hong Kong.

1.23	“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

1.24	“Person” means a natural individual, Governmental Authority, partnership, firm, corporation, or other business association.

1.25	“Securities” means all issued Shares, and any other equity securities of the Company or instruments exercisable for or convertible into Shares.

1.26	“Shares” means the Class A Ordinary Shares and Class B Ordinary Shares.

1.27	“Shareholder” means any Person registered in the books of the Company as the holder of a Share for the time being.

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1.28	“Signing Date” means the date of this Agreement.

1.29	“SKH New Supply Agreement” means the supply agreement to be entered into between SKH and the Company.

1.30	“Transaction Documents” means this Agreement, the Articles, the Back-End Manufacturing Agreement, the Cypress Transition Services Agreement, the SKH New Supply Agreement and the Bill of Sale.

1.31	“US$” or “US Dollars” means the lawful currency of the United States of America.

2.	Purpose of Joint Venture
The Parties hereby associate themselves in a joint venture relationship which shall have as its principal purpose the business of developing, manufacturing, selling and distributing NAND products and other related products and services using Large Scale NAND Wafers (“Wafers”) supplied by SKH (the “Business”).

3.	Establishment and Launch of the Company

3.1	Establishment.

(a)
The Parties agree that the joint venture contemplated by this Agreement shall be carried out exclusively through a newly-formed private company limited by shares in Hong Kong in accordance with the laws of Hong Kong (the “Company”) for the purpose of conducting the Business.

(b)
The Company’s corporate name shall be “SkyHigh Memory Limited.” The registered office of the Company shall be located in Hong Kong at the address determined by the Board. The Company shall be a legal person established under the laws of Hong Kong, and all activities of the Company shall be done in accordance with the laws, decrees, rules and regulations of Hong Kong, while at the same time shall be protected thereunder and receive the privileges thereunder.

(c)
SKHYSI shall use commercially reasonable efforts to cause the Company to be formed promptly following the receipt of all required approvals and consents (including without limitation from any applicable Governmental Authority or other third party) in connection with such formation. Cypress shall provide such assistance as SKHYSI may reasonably request in connection with the formation of the Company. The date on which SKHYSI receives confirmation from the Companies Registry that the Company has been validly formed is referred to in the Agreement as the “Establishment Date”.

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(d)
The Company shall initially be a wholly-owned subsidiary of SKHYSI. Upon the final receipt of all Required Approvals (as defined below), the initial articles of association of the Company shall be amended in its entirety and the Articles shall be the articles of association of the Company. Cypress shall thereafter subscribe for the Shares as provided in Section 3.2. The Parties hereby agree that the Company shall not undertake any business operations, nor shall any offer of employment made by the Company be effective, in advance of the Launch Time (as defined below). For avoidance of doubt, (i) Cypress shall be entitled to subscribe for Shares only upon receipt of the Required Approvals and (ii) the Company shall not issue any Shares or other securities prior to the Launch Time other than as expressly provided for in Section 3.2 below.

3.2	Subscriptions.

(a)
The total number of Shares that the Company shall issue following the Establishment Date is one thousand (1,000), of which six hundred (600) shall be Class A Ordinary Shares and four hundred (400) shall be Class B Ordinary Shares.

(b)
Within ten (10) Business Days of the Establishment Date, SKHYSI shall subscribe for six hundred (600) Class A Ordinary Shares (such time, the “SKHYSI Subscription Time”) by signing the relevant applications for Shares and paying to the Company US$600 in cash. Immediately following the SKHYSI Subscription Time, the capitalization of the Company on a fully diluted basis shall be as follows:

Name of Shareholders	Number of Shares subscribed	Percentage of Shareholding
SKHYSI	Six hundred (600) Class A Ordinary Shares	100%
Total:	Six hundred (600) Shares	100%
Promptly after the SKHYSI Subscription Time, SKHYSI shall cause the Company, to the maximum extent permitted by all Applicable Law, (i) to deliver to SKHYSI its written acknowledgment of, and agreement to abide by, the terms of this Agreement, and (ii) to issue and deliver to SKHYSI a share certificates representing the Shares subscribed for pursuant to this Section 3.2(b), which certificate shall comply with the provisions of Section 9.2.

(c)
Thereafter, within ten (10) Business Days of the amendment of the Company’s articles of association as provided in Section 3.1(d), Cypress shall subscribe for four hundred (400) Class B Ordinary Shares (such time, the “Cypress Subscription Time”) by signing the relevant applications for

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Shares and paying to the Company US$400 in cash. Immediately following the Cypress Subscription Time, the capitalization of the Company on a fully diluted basis shall be as follows:

Name of Shareholders	Number of Shares subscribed	Percentage of Shareholding
SKHYSI	Six hundred (600) Class A Ordinary Shares	60%
Cypress	Four hundred (400) Class B Ordinary Shares	40%
Total:	One thousand (1,000) Shares	100%
Promptly after the Cypress Subscription Time, the Parties shall cause the Company, to the maximum extent permitted by all Applicable Law, (i) to deliver to Cypress its written acknowledgment of, and agreement to abide by, the terms of this Agreement, and (ii) to issue and deliver to Cypress a share certificate representing the Shares subscribed for pursuant to this Section 3.2(c), which certificate shall comply with the provisions of Section 9.2.

(d)
Each Party shall fully pay the subscription price for the Shares subscribed by it pursuant to this Agreement in US Dollars to an account to be opened by the Company with a bank in Hong Kong using best efforts to open such account within twenty (20) days of the SKHYSI Subscription Time, unless otherwise directed by resolution of a majority of the Board. The Company shall use all or substantial portion of the subscription monies paid by the Parties pursuant to this Section 3.2 as initial working capital of the Company.

3.3	Required Approvals.

(a)
Subject to subsections (b) and (c) below, the Parties shall be jointly responsible for obtaining such approvals (including the CFIUS Clearance), consents, business licenses and similar actions from Governmental Authorities or third parties as may be necessary or appropriate in order to promptly consummate the transactions, and to thereafter conduct the Business as contemplated by the Transaction Documents (collectively, the “Required Approvals”).

(b)
SKHYSI shall be primarily responsible for obtaining all approvals, consents, business licenses and similar actions in connection with the establishment of the Company. Cypress shall provide such assistance as SKHYSI may reasonably request in connection with the foregoing.

(c)	Cypress shall be primarily responsible for obtaining all third party approvals required to effect the contribution of the Cypress NAND Assets

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(the “Asset Transfer Approvals”). SKHYSI shall provide such assistance as Cypress may reasonably request in connection with the Asset Transfer Approvals.

(d)
The Parties shall use commercially reasonable efforts to as promptly as practicable prepare and file all necessary applications, reports and similar documents in connection with the respective Required Approvals.

(e)
Such commercially reasonable efforts shall include, without limitation, promptly making any draft filing required in connection with the CFIUS Clearance in accordance with the DPA, promptly making any final filing in connection with the CFIUS Clearance and in accordance with the DPA after receipt of confirmation that CFIUS has no further comment to the draft filing, and providing any information reasonably requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement within the timeframes set forth in the DPA.

(f)
Such commercially reasonable efforts shall also include, without limitation, efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such Party with any Governmental Authority (other than those subject to Section 3.3(e)) with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Authority. The Parties shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Authority in connection with antitrust or related matters. The Parties each shall promptly supply the other with any information which may be reasonably required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 3.3(f). Except where prohibited by Applicable Law or any Governmental Authority, the Parties shall: (i) cooperate with each other with respect to any filings made by each Party in connection with the transactions contemplated herein; (ii) permit the other Party to review (and consider in good faith the views of such other Party in connection with) any documents before submitting such documents to any Governmental Authority in connection with the transactions contemplated herein; and (iii) promptly provide the other Party with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by such Party with or to any Governmental Authority in connection with the transactions contemplated herein.

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(g)	The Parties shall each be responsible for 50% of all filing fees and external legal costs required to be paid in connection with the Required Approvals.

(h)
The Parties agree that commercially reasonable efforts regarding obtaining CFIUS Clearance or any other Required Approval include agreeing to any condition, restriction or other action required by CFIUS or any applicable Governmental Authority in order to obtain the CFIUS Clearance or such Required Approval that would not otherwise result in an adverse effect on the Company that is material. Notwithstanding the forgoing or anything to the contrary contained in this Section 3.3 or elsewhere in this Agreement, neither Party shall have any obligation under this Agreement to, or to agree to (or to cause or permit any of its Affiliates or the Company (except to the extent not adverse and material to the Company) to, or to agree to): (i) relinquish or forbear any right; (ii) divest, limit or restrict any business, product line or asset or the operation or use of any of the foregoing; (iii) take any affirmative action or accept any undertaking or affirmative obligation with respect to any business, product line or asset or the operation or use of any of the foregoing; or (iv) contest any Legal Restraint relating to the transactions contemplated by this Agreement.

3.4	Conditions to Launch.

(a)
Mutual Conditions. The respective obligation of SKHYSI and Cypress to effect the Launch (as defined below) is subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver by each Party on or prior to the Launch Time of each of the following conditions:

(i)
All Required Approvals (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) applicable to the Launch and the transactions contemplated by the Transaction Documents) shall have been obtained and shall have become Final Orders. As used in this Agreement, a “Final Order” means an action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Applicable Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions (other than any conditions that are within the control of any Party to satisfy, which conditions shall promptly be satisfied by such Party) to the consummation of such transactions prescribed by Applicable Law or order have been satisfied.

(ii)	No Applicable Law and no judgment, preliminary, temporary or permanent, issued by any court or tribunal of competent jurisdiction (collectively, “Legal Restraints”) shall be in effect, and

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no suit, action or other proceeding that has been initiated by a Governmental Authority having jurisdiction over SKHYSI, Cypress or the Company shall be pending, in which such Governmental Authority seeks to impose, or has imposed, any Legal Restraint, in each case that, prevents, makes illegal or prohibits the consummation of the Launch or the transactions contemplated by the Transaction Documents.

(iii)	The NAND Supply Agreement, dated as of October 1, 2016, between SKH and Cypress shall have been terminated, effective as of the Launch Time.

(iv)	SKH shall have executed and delivered to the Company the SKH New Supply Agreement, reasonably acceptable to both SKHYSI and Cypress, in escrow to be released at the Launch Time.

(v)
The Parties shall have caused the Company to (A) execute and deliver to Cypress Thailand the Back-End Manufacturing Agreement, (B) execute and deliver to Cypress the Cypress Transition Services Agreement, (C) execute and deliver to SKH the SKH New Supply Agreement and (D) execute and deliver to Cypress the Bill of Sale, in each case in escrow to be released at the Launch Time.

(vi)
The following minimum number of employees shall have accepted offers of employment from the Company or a wholly owned subsidiary of the Company, subject to beginning such employment no earlier than the Launch Time:

A.	At least three (3) marketing/applications employees,

B.	At least three (3) product/test engineering employees, and

C.	At least six (6) sales/field application engineering employees.

(b)
Cypress Conditions. The obligation of Cypress to effect the Launch is further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver by Cypress on or prior to the Launch Time of each of the following condition:

(i)
The representations and warranties of SKHYSI contained in this Agreement shall be true and correct in all material respects at and as of the Launch Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Cypress shall have received a certificate signed

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on behalf of SKHYSI by an executive officer of SKHYSI to such effect.

(ii)	The Company shall not have taken or approved any actions that would have required special consent of the Board pursuant to Section 5.6 had it been in effect at such time.

(c)
SKHYSI Conditions. The obligation of SKHYSI to effect the Launch is further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver by SKHYSI on or prior to the Launch Time of each of the following conditions:

(i)
The representations and warranties of Cypress contained in this Agreement shall be true and correct in all material respects at and as of the Launch Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). SKHYSI shall have received a certificate signed on behalf of Cypress by an executive officer of Cypress to such effect.

(ii)	Cypress shall have caused Cypress Thailand to execute and deliver to the Company the Back-End Manufacturing Agreement in escrow to be released at the Launch Time.

(iii)	Cypress shall have executed and delivered to the Company each of the Cypress Transition Services Agreement and the Bill of Sale, in each case in escrow to be released at the Launch Time.

3.5
The Launch. The Transaction Documents (other than this Agreement and the Articles) shall become effective (the “Launch”, and such time, the “Launch Time”) on a date to be specified by SKHYSI and Cypress, which shall be no later than the third Business Day following the satisfaction or (to the extent permitted by Applicable Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Section 3.4 (other than those conditions that by their nature are to be satisfied at the Launch, but subject to the satisfaction or (to the extent permitted by Applicable Law) waiver of those conditions), or at such other place, time and date as may be agreed in writing between SKHYSI and Cypress. As soon as practicable following the Launch Time, each Party shall receive one original of each of the fully executed Transaction Documents.

3.6	Additional Capital Contributions.

(a)	At or within one (1) Business Day following the Launch Time, SKHYSI shall contribute and transfer to the Company (as share capital of Class A Ordinary Shares) US$3,599,400 in cash.

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(b)	At or within one (1) Business Day following the Launch Time, Cypress shall contribute and transfer to the Company (as share capital of Class B Ordinary Shares) US$2,399,600 in cash.

(c)
Neither Party shall receive any additional compensation, separate from that provided elsewhere this Agreement, for contributing assets to the Company under this Section 3.6. Subject to Section 3.7 and Section 3.8, the Parties may make additional contribution in cash to the Company, including in proportion to the Parties’ then current shareholding upon the agreement of the Parties in writing, in each case in their sole discretion.

3.7
Preemptive Rights. Following the Cypress Subscription Time, each Party shall at all times have a preemptive right to purchase a pro rata portion (equal to such Party’s then-current Company Interest) of any new issuances of Shares or other Securities. The Company agrees to notify each Party in writing of any proposed new issuance of Securities to which such preemptive rights apply, no less than ten (10) Business Days in advance of such offering and setting forth the terms thereof. Each Party shall notify the other Party and the Company, within five (5) Business Days after receipt of such notice, of its decision to participate in any proposed new issuance of Securities (failure to so respond during such period constituting an election not to participate). In the event that a Party elects not to subscribe for such Party’s full pro rata share of any newly issued Securities, the other Party shall be entitled to purchase any of the unsubscribed Securities.

3.8
Financial Independence. Except as may be otherwise agreed by the Parties, in writing, the Company shall be entirely self-financing and shall obtain all funds required for its operations without recourse to, or credit support provided by, either Party. In the event that either Party elects to provide a guarantee or other form of credit support to the Company, which it may elect to do or not to do in its sole discretion, such Party may condition such guarantee or credit support upon the written agreement of the other Party to reimburse a pro rata share of amount paid by such Party in respect thereof in proportion to such other Party’s Company Interest.

4.	CY Amount

4.1
CY Amount. For so long as Cypress beneficially owns Class B Ordinary Shares of the Company, the Company shall pay Cypress, on a quarterly basis in the manner as set out in Section 4.2 below, the “CY Amount,” which shall be calculated pursuant to this Section 4.1. The CY Amount shall be paid in accordance with Section 4.2 below and shall be in addition to any dividend that may be paid pursuant to Section 5.7 and shall not be taken into account in determining Cypress’s share of any dividend that may be paid pursuant to Section 5.7.

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(a)
The CY Amount shall be profit from the sale of Company products manufactured using the CY Volume for the period beginning upon the Launch Time and ending at 11:59 p.m. (Hong Kong Time) on December 31, 2020 (the “CY Amount End Time”), as calculated in accordance with the formula set forth below.

The CY Amount for CY Volume =
ⓐ x (ⓓ / ⓔ), where:
ⓐ: Net income during a given quarter (which will be calculated in the same way as the accounting records of the Company).
ⓓ: 15,000 CY Volume Wafers for such quarter
ⓔ: Total number of Wafers the Company purchased from SKH, including the 15,000 CY Volume Wafers, in such given quarter
For clarification, the result of (ⓓ / ⓔ) based on the above formula shall not be more than one (1).
From the Launch Time until the CY Amount End Time, to the maximum extent possible, the Company shall use the CY Volume Wafers to satisfy demand from Existing Customers before using such Wafers to satisfy demand from other customers. For the purpose of the foregoing sentence, “Existing Customers” shall mean such customers that purchased Single-Level Cell NAND (“SLC”) products using Wafers from Cypress during ninety (90) calendar days prior to the Launch Time.
In addition, with respect to the sale of any carried-over CY Volume Wafers inventory as of the CY Amount End Time, the CY Amount will be calculated and paid in accordance with the above formula during January of 2021 and the Company will pay fifty percent (50%) of such amount incurred during January of 2021 to Cypress (“CY January Amount”).

(b)
Notwithstanding the foregoing, the total amount of “CY Amount” during each year will be finally adjusted and settled up based on calculation with the actual annual accounting records of the Company after the end of every fiscal year.

(c)
For avoidance of doubt, Cypress shall only be entitled to CY Amount payments calculated based only from sales occurring during the time period commencing upon the Launch Time and ending January 31, 2021.

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4.2	Payment. The Company will pay Cypress an amount equal to the applicable CY Amount in US Dollars as follows:

(a)
To the maximum extent permitted by Applicable Law, the applicable CY Amount shall be paid to Cypress as a special dividend on Class B Ordinary Shares. The Company shall pay such dividend every quarter within thirty (30) days after the end of each quarter. Notwithstanding the foregoing, the Company shall not be considered in breach of this Section 4.2(a) if the delay in the payment of such dividend beyond such thirty (30) day period is due to the delay in obtaining a regulatory approval from Governmental Authority or in preparing the financial statements and such delay could not have been prevented by the Company using commercially reasonable efforts.

(b)
If all or any portion of the applicable CY Amount is not paid pursuant to Section 4.2(a) above, any such unpaid CY Amount shall be paid by the Company to Cypress as soon as permitted by Applicable Law as agreed by the Parties in good faith.

4.3
Reporting. The Company will provide Cypress with monthly reporting for an estimate of the CY Amount no later than three (3) Business Days from the end of each calendar month. By the middle of the third month of each calendar quarter, the Company will also provide a “flash report” that provides an estimate of the CY Amount payment for the applicable quarter.

5.	Operation and Management of the Company and any Company Subsidiary

5.1
Operation of the Company and any Company Subsidiary. Each Party agrees to take all actions reasonably necessary to ensure that the Company and any Company subsidiary shall be operated in accordance with the terms of this Agreement and the other Transaction Documents, including, without limitation, to vote all Securities held by it (and to cause all Securities held by its permitted Affiliate transferees under Section 9.1 to be voted) and to cause the Directors nominated by it to vote to effect the terms hereof.

5.2
Board of Directors. The Company will be managed by the Board in accordance with the terms of this Agreement and Applicable Law. The Board shall consist of either three (3) or five (5) Directors, to be mutually determined by the Parties in good faith. Unless otherwise agreed by the Parties in writing, (i) in the event that the Board consists of three (3) Directors, SKHYSI shall be entitled to nominate two (2) Directors, including the chairman of the Board, and Cypress shall be entitled to nominate one (1) Director, and (ii) in the event that the Board consists of five (5) Directors, SKHYSI shall be entitled to nominate three (3) Directors, including the chairman of the Board, and Cypress shall be entitled to nominate two (2) Directors. The Parties shall pass all such Shareholders’ resolutions, or shall cause its Director nominees to pass all such Board resolutions, to effect the

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aforementioned nominations so as to result in the actual appointments of the relevant Directors.

5.3
Removal; Reappointment of Directors. Any Director may be removed for cause in accordance with Applicable Law. In addition, subject to Applicable Law, each Party having the right to nominate a Director pursuant to this Section 5 shall also have the right, in its sole discretion, to suggest a removal of such Director at any time and in such an event, the Parties shall pass all such Shareholders’ resolutions to effect the aforementioned removal. In the case of a vacancy in the office of a Director for any reason (including removal pursuant to the preceding sentence), the vacancy shall be filled by the Party that nominated the Director in question and the Parties shall pass all such Shareholders’ resolutions to effect the aforementioned nomination. The Party suggesting a removal of a Director shall indemnify and reimburse the Company for any remuneration that may become due to such Director as a result of such removal.

5.4
Board Meetings. Each Director shall have the authority to convene Board meetings, including the authority to specify the time and place of such meetings. Directors shall attend Board meetings in person, provided, however, that (a) the Board shall meet at least once during each six (6)-month period and (b) written notice of all Board meetings shall be given not less than ten (10) Business Days in advance of each meeting (which period may be shortened by each Director either waiving such notice in writing or attending the applicable meeting without objection). Board meetings shall be conducted in English and minutes of such meetings shall be prepared by the Company in English and distributed to each Director promptly following each meeting. Proposals and reports brought before any Board meeting for information or action (including without limitation the Company’s annual and quarterly financial statements) shall be prepared in English. The Company shall pay the reasonable travel expenses incurred by Directors in attending any Board meeting. Subject to Applicable Law and any contrary agreement between the Parties, (i) the venue of Board meetings will alternate among San Jose, California, Seoul and Hong Kong, and (ii) the first Board meeting following the Signing Date shall be held in San Jose, California. In addition, each Director shall be permitted to attend Board meetings by telephone or video-conferencing, in which case all participants shall be able to hear and be heard and shall be present from the commencement to the close of the Board meeting. A resolution in writing signed by all directors shall be as valid and effectual as if it had been passed at a duly convened meeting of the Board. Such resolution in writing may consist of one or several documents in identical terms.

5.5
Board Quorum; Resolutions. A quorum shall be deemed to exist for purposes of Board actions so long as at least two (2) Directors are present, including at least one (1) Director appointed by each Party. Any action, determination or resolution of the Board shall require the affirmative vote of a majority of Directors present at

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a meeting at which a valid quorum pursuant to this Section 5.5 is present. If a quorum is not present at a duly noticed Board meeting under the first sentence of this Section 5.5, such meeting shall be immediately adjourned and rescheduled, solely relating to matters proposed to be discussed at the prior adjourned meeting, and notice of such rescheduled meeting shall be delivered to each Director not less than five (5) Business Days in advance of the rescheduled meeting. At such rescheduled meeting a quorum shall exist if at least two (2) Directors are present.

5.6
Special Consent of the Board. In addition to matters entrusted to the Board under Applicable Law and pursuant to the other provisions of this Agreement, any of the actions described in attached Exhibit 5.6 with respect to the Company or any Company subsidiary shall require the approval and consent of at least two (2) Directors, consisting of one (1) Director appointed by each of SKHYSI and Cypress, present at any meeting called and held in accordance with the terms of this Agreement. In the event of any Shareholder meeting, approval, vote or consent in connection with the actions described in Exhibit 5.6, the Parties agree to vote all Shares held by them in accordance with such Special Board Approval.

5.7
Dividends. Unless mutually agreed by the Parties, to the extent permitted by the Applicable Law and approved by the Board of the Company, the Parties shall cause the Company to declare and pay a dividend to the Parties quarterly. This dividend shall be paid in accordance with the Parties’ respective Company Interest. Without limiting the generality of the foregoing, the Parties shall cause their respective Director appointees to approve the maximum dividends that can be paid, taking into account the Company’s capital needs and subject to Applicable Law.

5.8
Further Assurances. Each Party undertakes to the other Party that it shall cooperate in good faith and take all practicable actions, including, without limitation, the exercise of votes it directly or indirectly controls at meetings of the Board and general meetings of the Company and any Company subsidiary, to ensure that the terms of this Agreement are complied with and to procure that the Board, the Company and any Company subsidiary comply with its respective obligations and that it shall do all such other acts and things as may be reasonably necessary or desirable to implement this Agreement.

5.9	Executive Officers.

(a)
Chief Executive Officer. The Company shall have one chief executive officer (the “CEO”), who shall be responsible for managing the overall operations and business of the Company. In addition to the powers and authority customarily provided to a chief executive officer, the CEO shall have the authority to hire outside advisors as he determines appropriate, consistent with his fiduciary duties. The CEO shall be elected by the Board from among the candidates nominated by SKHYSI.

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(b)
Additional Officers. The Company may have one or more additional officers (each, an “Additional Officer”), each of which shall report directly to the CEO and may be granted access to information and reports provided to the CEO regarding the Company and its operations. Any Additional Officer shall be appointed by the CEO for a term to be determined by the CEO, subject to the right of the CEO to remove and replace such Additional Officer at any time.

5.10	Shareholder Consents.

(a)
The Parties shall have the ultimate control over the Company as its Shareholders or beneficial owners in conformity with Applicable Law. As specified in any Shareholders’ resolution duly passed or adopted at the Shareholders’ meetings, or as required by Applicable Law, certain matters shall be referred to, and passed upon, only by the Shareholders, and the actions, or the refusal to take actions, of the Board or the officers of the Company shall, in all respects and at all times, be in conformity with any such resolutions and Applicable Law. Each Shareholder shall take such actions as are reasonably necessary to cause the Directors and officers of the Company nominated by it to act in accordance with the provisions of this Section 5.10(a).

(b)
The Shareholders’ annual general meetings of the Company shall be called in such manner as shall be specified in the Articles. Extraordinary Shareholders’ meetings shall be called by the Board, or by any other person entitled to call an extraordinary Shareholders' meeting under Applicable Law, by complying with the notice and other procedures with respect thereto as shall be set forth in the Articles.

(c)
A quorum at any meeting of Shareholders of the Company shall be the presence, in person or by proxy, of both Shareholders, and no meeting of the Shareholders shall be validly convened or constituted unless a quorum is present at such meeting. If a quorum is not present at a duly noticed meeting of Shareholders of the Company under the first sentence of this Section 5.10(c), such meeting shall be immediately adjourned and rescheduled, solely relating to matters proposed to be discussed at the prior adjourned meeting, and notice of such rescheduled meeting shall be delivered to each Shareholder not less than five (5) Business Days in advance of the rescheduled meeting. At such rescheduled meeting a quorum shall exist if SKHYSI is present. Except as otherwise provided in this Agreement, all other matters concerning Shareholders shall be determined in accordance with the Articles or as otherwise required by mandatory provisions of Applicable Law.

(d)	The Parties undertake to do all things reasonably necessary, including the giving of all necessary directions to their respective appointees on the

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Board (as the case may be) to ensure that full effect is given to the provisions of this Agreement. Without limiting the generality of the foregoing, the Parties shall cause their respective Director appointees to approve, and if required by Applicable Law to recommend to the Company’s Shareholders, the maximum dividends to be paid in accordance with Section 4.

(e)	Except as required by Applicable Law, in the event the Company desires to amend the Articles:

(i)
SKHYSI agrees to vote all Shares owned by SKHYSI, or over which SKHYSI has voting control, from time to time and at all times, in whatever manner as shall be necessary to amend the Articles as approved by the Board, provided however that such amendment does not affect the rights of SKHYSI in a manner that is different than the effect on the rights of Cypress, and

(ii)
Cypress agrees to vote all Shares owned by Cypress, or over which Cypress has voting control, from time to time and at all times, in whatever manner as shall be necessary to amend the Articles as approved by the Board, provided however that such amendment does not (i) affect the rights of Cypress to receive the CY Amount, nor (ii) affect the rights of Cypress in a manner that is different than the effect on the rights of SKHYSI.

5.11	Financial Matters.

(a)	Fiscal Year. The Company’s fiscal year shall end on December 31 of each year.

(b)
Financial Statements and Accounting Records. Financial statements for the Company, including, without limitation, a balance sheet, income statement, statement of cash flows and statement of shareholders’ equity, shall be submitted by the Company to each of the Parties (a) within twenty (20) Business Days after the end of each fiscal quarter for such quarter, and (b) within forty-five (45) days after the end of each fiscal year for such year. Each of the annual financial statements shall include a narrative discussion and analysis of the results of operations and shall be audited and certified by an internationally recognized accounting firm (which will act as an independent auditor under the Companies Ordinance) retained by the Company, selected by the Board. All financial statements shall be prepared at the cost of the Company, shall be complete and correct in all material respects, shall be prepared in reasonable detail and in accordance with International Financial Reporting Standards, and shall contain such financial data as the Parties may reasonably request in order to keep the Parties advised of the Company’s financial status (although

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interim statements need not include footnotes and may be subject to year-end adjustments). The Company shall provide each Party with such financial information as such Party may reasonably request for purposes of complying with its periodic reporting obligations under Applicable Laws and securities and listing requirements and regulations and shall cooperate with each Party in connection with complying with such obligations including, without limitation, providing information to each Party as needed to allow such Party to prepare additional financial statements and reconcile the Company’s financial statements with U.S. GAAP for such purposes. Without limiting the foregoing, the Company will provide Cypress with monthly financial reporting, which will include an unaudited income statement and balance sheet, no later than three (3) Business Days from the end of each calendar month.

5.12	Company Records.

(a)
During the regular office hours of the Company, and upon reasonable notice to the Company, each Party and their respective agents and representatives shall have (i) full access to all plants, properties, books of account, minutes, records, employees and representatives of the Company and its subsidiaries, (ii) the right to inspect such plants and properties and the operations thereupon from time to time and (iii) the right to make copies from such books and records at such Party’s own expense. Any information obtained by the Parties through exercise of rights granted under this Section 5.12 shall, to the extent constituting Confidential Information hereunder, be subject to the confidentiality provisions set forth in Section 6.7.

(b)
The Company shall (i) retain all books and records pertinent to the operations or financial results of the Company and any of the Company’s subsidiaries and controlled Affiliates in accordance with Applicable Law or good corporate practice until the later of seven (7) years or the expiration of the statute of limitations under Applicable Law and (ii) give each Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any Party so requests, shall allow such Party to take possession of such books and records.

5.13
Cypress Audit Right. The Company shall keep records in sufficient detail to enable Cypress to determine the correctness of CY Amount payments in accordance with Section 4. The Company shall permit said records to be inspected in accordance with Section 5.12 above. The audit shall only be for the purpose of verifying that the CY Amount payments established in Section 4 have been properly calculated. Inspections conducted under this Section 5.13 shall be at Cypress’s expense, unless a variation or error in the Company’s calculations have produced an underpayment of three percent (3%) or more for the applicable

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audited period, in which case the Company shall bear the reasonable expenses of such audit.

5.14
Commencement of Litigation Against a Party. Any election by the Company to commence litigation against a Party shall first be submitted by the management of the Company to the Directors who have not been appointed by the Party in question. These disinterested Directors shall make a written recommendation to the full Board, stating whether or not they recommend the commencement of litigation by the Company, and the basis for this recommendation, in reasonable detail. Each Party shall cause the Directors nominated by it to vote to effect the terms of such recommendation. In addition, in the event that the commencement of any other litigation is approved by the requisite number of Directors under this Agreement, then each Party agrees that it shall cause each of its appointed Directors to vote in favor of and ratify such vote.

6.	Additional Covenants

6.1	Additional Services. The Company’s product mix roadmap will be determined by the Company’s management. Cypress may provide design services to the Company as described in Exhibit 1.18.

6.2	Transferred Assets. The Cypress NAND Assets shall be transferred pursuant to the Bill of Sale without any compensation.

6.3	Cypress Transition Services Agreement. Cypress will provide support for the Company pursuant to the Cypress Transition Services Agreement.

6.4
Customer Transition. Cypress and the Company will use commercially reasonable efforts to cooperate to transition Cypress NAND customers to the Company. Subject to any restrictions under Applicable Law, this cooperation will include joint meetings with customers as well as communications to customers informing them of the transaction and instructing them to direct orders for NAND products to the Company rather than Cypress. Cypress will also cooperate with the Company to support ongoing relationships with NAND customers, including cooperation between the Company and Cypress’s regional sales teams on NAND opportunities.

6.5	Employee Matters.

(a)
Specified Employees. The Company and any Company subsidiaries shall use commercially reasonable efforts to hire employees and/or advisors necessary for the operation of the Company’s business, with such employment to be effective upon the Launch Time. Cypress shall provide a list of fifteen (15) Cypress employees (or employees of a Cypress Affiliate) recommended for hire by the Company. The Company shall interview these employees and shall offer employment to those employees

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that it desires to hire (“Candidates”). If the number of Candidates recommended for hire is less than twelve (12) or if any Candidates reject the Company’s or a Company subsidiary’s offer, as applicable, then Cypress will recommend additional qualified employees to interview, provided, however, in the event that Cypress, using its best efforts, is unable to locate and recommend such qualified employees within Cypress, the Parties shall discuss and cooperate in good faith to identify alternative qualified non-Cypress employees. The employees recommended by Cypress are referred to as the “Specified Employees.” The Company’s or a Company subsidiary’s employment offer to each Candidate shall be comparable to such Candidate’s total compensation (including benefits) at Cypress or the Cypress Affiliate (as applicable). Cypress, the Company and any Company subsidiaries shall use commercially reasonable efforts to encourage each Candidate to accept the Company’s employment offer. Cypress shall use commercially reasonable efforts to provide the Company with access to the Specified Employees sufficient to interview and assess such Specified Employees. The Company may determine, in its absolute discretion, that a Specified Employee will not receive an offer of employment.

(b)
Secondment of Employees. All employees seconded by either Party shall possess appropriate skill and experience for the positions at the Company to which they are seconded. The Company shall bear all costs and expenses relating to the employment by the Company of the persons assigned to it by the Parties for salaries, semi-annual bonuses, national health insurance payments, pension plan contributions and such other benefits as are agreed by the Parties (collectively, “Salaries”).

(c)
Employee Agreements. The Company shall require each of its employees, including employees assigned to the Company hereunder, to execute a confidentiality and proprietary rights agreement, under which each employee shall assign all of his or her inventions, ideas and other intellectual property created within the scope of his or her employment to the Company and shall agree to (i) maintain the confidentiality of all Confidential Information disclosed by the Company or either Party to such employee and (ii) use such information solely in the performance of his or her duties as an employee of the Company.

(d)	No Solicitation.

(i)
Each Party agrees that, during the term of this Agreement and for twelve (12) months thereafter, neither such Party nor any of its controlled Affiliates shall directly or indirectly employ, or solicit for employment, any person employed (either at such time or during the six (6)-month period prior thereto) by the Company or

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any of its subsidiaries who became known to such Party through the operation of the Company (excluding normal recruiting operations) or otherwise solicit, induce or attempt to induce any such person to terminate his or her employment relationship with the Company or any of its subsidiaries, except that any Party may continue to employ any employee of the Company who was seconded to the Company by such Party. Notwithstanding the foregoing, (1) general solicitations not targeted to the employees of the Company or any of its subsidiaries shall not be prohibited and (2) neither Party shall be prohibited from employing any such person who contact such Party on his or her own initiative without any direct or indirect solicitation by such Party.

(ii)
The Company agrees that, during the term of this Agreement and for twelve (12) months thereafter, neither the Company nor any of its subsidiaries shall directly or indirectly employ, or solicit for employment, any person employed (either at such time or during the six (6)-month period prior thereto) by either Party or any of their respective Affiliates (other than the Company) who became known to the Company through the operation of the Company (excluding normal recruiting operations) or otherwise solicit, induce or attempt to induce any such person to terminate his or her employment relationship with either Party or their respective Affiliates; provided that this Section 6.5(d)(ii) shall not apply to, and the Company and its subsidiaries may employ and solicit for employment, the Specified Employees. Notwithstanding the foregoing, (1) general solicitations not targeted to the employees of either Party or any of its subsidiaries shall not be prohibited and (2) the Company shall not be prohibited from employing any such person who contact the Company on his or her own initiative without any direct or indirect solicitation by the Company.

6.6	Option Rights.

(a)
In the event that the volume of Wafers supplied by SKH to the Company exceeds 15,000 Wafers per month (excluding the CY Volume Wafers in such month) for at least three (3) consecutive months, SKHYSI shall have the right, but not the obligation, to cause Cypress to sell at the Call Price (as defined below) such amount of Shares that would increase SKHYSI’s Company Interest up to 70% and reduce Cypress’s Company Interest down to 30% (a “Partial Call”).

(b)	In the event that the Parties fail to agree on the extension of the term of this Agreement and the initial term of this Agreement expires pursuant to Section 8.1:

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(i)	SKHYSI shall have the right, but not the obligation, to cause Cypress to sell to SKHYSI all Shares owned by Cypress at the Call Price (a “Complete Call”), and

(ii)	Cypress shall have the right, but not the obligation, to cause SKHYSI to purchase all Shares owned by Cypress at the Call Price (a “Cypress Put”).
For clarity, neither a Complete Call nor a Cypress Put may occur while the term of this Agreement is still active and in effect (in accordance with Section 8).

(c)
In the event of a merger, acquisition or other transaction or series of related transactions whereby a single party or affiliated group who is a competitor of SKHYSI or SKH listed on Exhibit 6.6(c) obtains direct or indirect voting control of a majority of the voting securities of the Cypress (a “Change of Control”), SKHYSI shall have the right, but not the obligation, to cause Cypress to sell to SKHYSI all Shares owned by Cypress at the Call Price (a “Change of Control Call”). In the event that SKHYSI purchases Cypress’s Shares pursuant to a Change of Control Call before all CY Amount and CY January Amount payments have been made, the Company shall pay to Cypress (or the entity surviving the Change of Control if not Cypress) an amount equal to the amount that would have been paid to Cypress under Section 4 each quarter until all quarterly payments that would have been made as a CY Amount under Section 4 and the CY January Amount have been made.

(d)
Within ten (10) Business Days of the occurrence of an event that would entitle or require SKHYSI to purchase some or all of the Shares owned by Cypress pursuant to Section 6.6(a), 6.6(b), or 6.6(c), the Party exercising its option thereunder (the “Exercising Party”) shall provide written notice (a “Call Notice”) to the other Party (the “Responding Party”) specifying the circumstances pursuant to which the Exercising Party is entitled to exercise a Partial Call, Complete Call, Change of Control Call, or Cypress Put (each, an “Option Right”), as applicable. On or prior to the fifteenth (15th) day after its receipt of a Call Notice, the Responding Party shall provide written notice (a “Call Response”) to the Exercising Party either accepting or contesting the Exercising Party’s entitlement to the applicable Option Right.

(i)
In the event that the Responding Party notifies the Exercising Party in the Call Response that it accepts the contents of the applicable Call Notice: (A) the “Call Price” shall be an amount equal to the book value of the Company’s stockholder equity based on the audited balance sheet of the Company, multiplied by the Company Interest represented by the Shares to be purchased pursuant to the

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applicable Option Right, (B) the Parties shall use their reasonable best efforts to cause the consummation of the applicable Option Right to occur as soon as reasonably practicable but not later than thirty (30) days following the date of the Call Response, subject to obtaining all required approvals and consents (including without limitation from any applicable Governmental Authority or other third party) (C) payment by SKHYSI shall be in US Dollars, and (D) the purchased Shares shall be delivered with good title, free and clear of all liens and encumbrances; provided, that if the Parties fail to obtain within such thirty (30) day period any approval or consent of a Governmental Authority or Person, which, if not obtained, would result in a material adverse effect on the Company, such closing period shall be extended for the minimal amount of time commercially reasonably required to obtain such approval or consent.

(ii)
In the event that the Call Response contests the contents of the applicable Call Notice, the Parties shall work together in good faith to resolve such disagreement or otherwise submit to the dispute resolutions procedures set forth in Section 11.2.

(e)
Each Party undertakes to the other Party that it shall cooperate in good faith and take all practicable actions, including, without limitation, the execution and delivery of any required share transfer form, contract note and Share certificate, as applicable, to effect any necessary Transfer pursuant to a proper Option Right under this Section 6.6. The Parties agree that each Party will be responsible and shall each pay 50% of any stamp duty applicable to Transfers under this Section 6.6, provided however that the amount owed and payable by Cypress shall not exceed 0.1% of the Call Price. In the event of a change of Applicable Laws such that the statutory percentage for the total stamp duty chargeable on the transferor and transferee is increased above 0.2% of the consideration, Cypress’s share of the total stamp duty shall continue to be based upon the Call Price and the percentage applicable to such Call Price shall be increased by one-half of the amount by which such total statutory percentage exceeds 0.2%.

(f)	For the avoidance of doubt, each of the Transaction Documents shall survive in accordance with their terms following consummation of the transfer of the Shares pursuant to an Option Right.

6.7	Confidentiality.

(a)
Non-Disclosure/Limited Use. The Parties recognize that, in connection with the performance of this Agreement, each Party or the Company (in such capacity, the “Disclosing Party”) may disclose “Confidential

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Information” (as defined below) to the other Party or the Company (the “Receiving Party”). For purposes of this Agreement “Confidential Information” means (i) proprietary information (whether owned by the Disclosing Party or a third party to whom the Disclosing Party owes a non-disclosure obligation) regarding the Disclosing Party’s business or (ii) information which is marked as confidential at the time of disclosure to the Receiving Party, or if in oral form, is identified as confidential at the time of oral disclosure or is otherwise clearly intended to be treated as confidential in light of the circumstances of the disclosure. Notwithstanding the foregoing, “Confidential Information” shall not include information which: (A) was known to the Receiving Party (and was not subject to any confidentiality obligation) at the time of the disclosure by the Disclosing Party as indicated by the Receiving Party’s written records; (B) has become publicly known through no wrongful act or omission of the Receiving Party; or (C) has rightfully been received by the Receiving Party from a third party without a duty of confidentiality. The Receiving Party agrees (x) not to use any such Confidential Information for any purpose other than in the performance of its obligations under this Agreement or any Transaction Document and (y) not to disclose any such Confidential Information, except (1) to its employees who are reasonably required to have the Confidential Information in connection herewith or with any of the other Transaction Documents, (2) to its agents, representatives, lawyers and other advisers that have a need to know such Confidential Information and (3) pursuant to, and to the extent of, a request or order by a Governmental Authority. The Receiving Party agrees to take all reasonable measures to protect the secrecy and confidentiality of, and avoid disclosure or unauthorized use of, the Disclosing Party’s Confidential Information.

(b)
Remedies. Each Party acknowledges and agrees that (i) its obligations under this Section 6.7 are necessary and reasonable to protect the other Party and its business, (ii) any violation of these provisions could cause irreparable injury to the other Party for which money damages would be inadequate, and (iii) as a result, the other Party shall be entitled to obtain injunctive relief against the actual or threatened breach of the provisions of this Section 6.7 without the necessity of proving actual damages. The Parties agree that the remedies set forth in this Section 6.7(b) are in addition to and in no way preclude any other remedies or actions that may be available under this Agreement or under Applicable Law.

6.8
Confidentiality of Agreement; Publicity. Each Party agrees that the terms and conditions of this Agreement and the Transaction Documents shall be treated as confidential information and that no reference thereto shall be made without the prior written consent of the other Party (which consent shall not be unreasonably withheld) except (a) as required by Applicable Law including, without limitation,

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by the U.S. Securities and Exchange Commission, (b) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential, (c) in connection with the enforcement of this Agreement, or (d) to the extent reasonably necessary in connection with a merger, acquisition or proposed merger or acquisition involving one of the Parties and/or their respective Affiliates provided that this exception shall not permit the disclosure of the SKH New Supply Agreement to any then-current Person competing in the semiconductor industry against SKH or any then-current customers of SKH. The Parties will consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated hereby. Cypress may issue a press release following the Signing Date substantially in the form agreed by the Parties.

6.9
Noncompetition. Each of SKHYSI and Cypress hereby agrees that, for so long as this Agreement remains in effect, (a) neither Party nor any of its controlled Affiliates shall, directly or indirectly, sell NAND or MCP products consisting of NAND and DRAM in competition with the Company; provided that the foregoing shall not preclude SKHYSI from manufacturing third party NAND wafers as part of its NAND foundry business; provided further that the foregoing shall not preclude Cypress from selling NAND product units in connection with NAND product purchase orders received by Cypress prior to Launch Time that have not been fulfilled as of the Launch Time or from selling NAND products in Cypress’s inventory as of the Launch Date.

6.10
Dissolution and Liquidation. In the event that either Party exercises its right to cause the Company’s dissolution and liquidation pursuant to Section 8.3(a)(iii) or 8.3(b)(iii) by delivery of written notice of such exercise to the other Party and the Company, the Parties shall promptly (i) vote their Securities to dissolve and liquidate the Company, (ii) cause the Board to approve the Company’s dissolution and liquidation, (iii) cause the Company’s debts to be paid to the extent the Company’s assets are available to do so and cause the remaining assets to be distributed to the Parties in accordance with the Articles, and (iv) take such other actions as may be required under Applicable Law to complete the dissolution and liquidation of the Company.

7.	Warranties of the Parties

7.1	Warranties of SKHYSI. SKHYSI hereby represents and warrants to Cypress that, as of the Signing Date, the following statements are and shall be true and correct:

(a)	Organization. SKHYSI is a company duly organized and validly existing under the laws of the Republic of Korea, and has the corporate power and authority to enter into and perform this Agreement.

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(b)
Authorization. All corporate action on the part of SKHYSI necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder has been taken, and this Agreement, when fully executed and delivered, shall constitute a valid, legally binding and enforceable obligation of SKHYSI.

(c)
Government and Other Consents. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with SKHYSI’s execution, delivery and performance of this Agreement, or if any such consent is required SKHYSI has satisfied the applicable requirements.

(d)
Effect of Agreement. SKHYSI’s execution, delivery and performance of this Agreement will not (i) violate the articles of incorporation of SKHYSI or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to SKHYSI, (iii) have any effect on the compliance of SKHYSI with any applicable licenses, permits or authorizations which would materially and adversely affect SKHYSI, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which SKHYSI is a party and which would materially and adversely affect SKHYSI, or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of SKHYSI.

(e)
Litigation. There are no actions, suits or proceedings pending or, to SKHYSI’s knowledge, threatened, against SKHYSI before any Governmental Authority which question SKHYSI’s right to enter into or perform this Agreement, or which question the validity of this Agreement or any of the other Transaction Documents.

7.2	Warranties of Cypress. Cypress hereby represents and warrants to SKHYSI that, as of the Signing Date, the following statements are and shall be true and correct:

(a)
Organization. Cypress is a corporation duly organized and validly existing under the laws of Delaware. Cypress has the corporate power and authority to enter into and perform this Agreement, the Cypress Transition Services Agreement and the Bill of Sale (collectively, the “Cypress Documents”).

(b)
Authorization. All corporate action on the part of Cypress necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder and thereunder has been taken, and the Cypress Documents, when fully executed and delivered,

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shall each constitute a valid, legally binding and enforceable obligation of Cypress.

(c)
Government and Other Consents. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with Cypress’s execution, delivery and performance of any of the Cypress Documents, or if any such consent is required Cypress has satisfied any applicable requirements.

(d)
Effect of Agreement. Cypress’s execution, delivery and performance of the Cypress Documents will not (i) violate the certificate of incorporation of Cypress or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to Cypress, (iii) have any effect on the compliance of Cypress with any applicable licenses, permits or authorizations which would materially and adversely affect Cypress, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with, any term of, or affect the validity or enforceability of any agreement or other commitment to which Cypress is a party and which would materially and adversely affect Cypress, or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of Cypress.

(e)
Litigation. There are no actions, suits or proceedings pending or, to Cypress’s knowledge, threatened, against Cypress before any Governmental Authority which question Cypress’s right to enter into or perform any of the Cypress Documents, or which question the validity of this Agreement or any of the other Transaction Documents.

8.	Term and Termination

8.1
Term. This Agreement shall be effective as of the Signing Date and shall continue for an initial period of five (5) years, unless earlier terminated pursuant to Section 8.2. The term of this Agreement may be extended by mutual advance written agreement between the Parties.

8.2	Termination. This Agreement may be terminated as follows:

(a)	Upon the mutual written agreement of the Parties.

(b)
By either Party, effective immediately upon written notice to the other Party (i) if any representation or warranty of the other Party set forth herein was not true and correct in any material respect when made, or (ii) if the other Party breaches any material provision of this Agreement or

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of any of the other Transaction Documents and such breach continues for a period of thirty (30) days after the delivery of written notice of the default, describing the default in reasonable detail.

(c)
By either Party, effective immediately upon written notice to the other Party and the Company, in the event that the other Party is dissolved, liquidated or declared bankrupt, or a voluntary or involuntary bankruptcy filing is made by such Party.

(d)
At any time prior to the Launch Time, by either Party, effective immediately upon written notice to the other Party and the Company, if: (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or (ii) there shall be any Applicable Law or Legal Restraint enacted, promulgated, issued or deemed applicable to the consummation of the agreements contemplated by this Agreement by any Governmental Authority that would make such consummation illegal.

8.3	Effect.

(a)
If an event described in Section 8.2(b) occurs then the non-breaching Party shall have the right to terminate this Agreement and, at its option (subject to any limitations imposed by the court or other Governmental Authority adjudicating such bankruptcy, dissolution or liquidation proceedings), (i) buy all of the breaching Party’s Securities at a price equal to seventy-five percent (75%) of the FMV of such Securities, (ii) sell all of its Securities to the breaching Party at a price equal to one hundred twenty-five percent (125%) of the FMV of such Securities, or (iii) cause the Company to be dissolved and liquidated in accordance with the procedures described in Section 6.10.

(b)
If an event described in Section 8.2(c) occurs, the Party that is not subject to such event shall have the right to terminate this Agreement and, at its option, (i) buy all of the other Party’s Securities at a price equal to the FMV of such Securities, (ii) sell all of its Securities to other Party at a price equal to the FMV of such Securities, or (iii) cause the Company to be dissolved and liquidated in accordance with the procedures described in Section 6.10.

(c)
FMV shall be determined by an internationally recognized third party appraiser mutually agreed by the Parties, and if no third party appraiser is mutually agreed by the Parties within fifteen (15) days after the date of the notice of termination pursuant to Section 8.2(b) or 8.2(c) (as applicable), then the appraisal will be conducted by Duff & Phelps, LLC.

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8.4
Continuing Liability; Survival. Termination of this Agreement for any reason shall not release either Party or the Company from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims related to events, actions or inactions that occurred while this Agreement was active and in effect, whether for damages or otherwise, which a Party or the Company may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination. The rights and obligations of the Parties under Sections 6.7, 6.8 (to the extent provided therein) and Sections 8 and 11 shall survive any termination of this Agreement.

8.5
Return of Confidential Information. Upon the termination of this Agreement, each Party, at its own cost, shall promptly destroy or return to the Disclosing Party any and all documents and materials constituting or containing Confidential Information of the Disclosing Party which are in its possession or control, or at its option, shall destroy such documents and materials and certify such destruction in writing to the Disclosing Party. Notwithstanding to the foregoing, the Parties may retain such Confidential Information of the other Party to the extent necessary to operate the Company.

9.	Transfer Restrictions

9.1
General Restriction. For so long as this Agreement remains in effect, and except as otherwise specifically provided in this Agreement or agreed to in writing by the other Party (or, if applicable, its successor-in-interest), each Party agrees not to, directly or indirectly, sell, transfer, assign, hypothecate or in any way alienate (“Transfer”) any Securities, or any right or interest therein, except to an Affiliate of such Party that is reasonably acceptable to the other Party. In the case of any transfer permitted hereunder, the transferring Party shall deliver to the other Party (a) at least ten (10) Business Days prior to such transfer, a written notice stating its intention to transfer Securities, the name and share ownership of the Affiliate transferee, the number of Securities to be transferred, and the price and other material terms and conditions of the transfer, and (b) on or prior to the effective date of the transfer and in a form reasonably acceptable to the other Party and its counsel, the Affiliate transferee’s written acknowledgment of and agreement to be bound by, and to vote the transferred Securities at all times in accordance with, the terms of this Agreement.

9.2
Board Approval; Legends. All Transfers of Securities shall be subject to approval by the Board. Each share certificate of the Company shall bear a legend, consistent with Applicable Law, providing that any transfer of the Securities evidenced by such certificate is subject to approval by the Board and carrying the following statement: “Any disposition, transfer, charge of or dealing in any other manner in the Shares represented by this certificate is restricted by a Joint Venture

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Agreement dated October 23, 2018 between SK hynix system ic Inc. and Cypress Semiconductor Corporation.”

9.3	Use of Corporate Name; Trademarks and Logos.

(a)
Non-Use of Name; Trademarks; Logos. Neither Party (nor any of its controlled Affiliates) shall, either during the term of this Agreement or thereafter, utilize, register or seek to register the corporate name, trademarks or logos of the other Party, or any similar corporate name, trademark or logo, for any purpose whatsoever, without the prior written consent of the other Party.

(b)
Change of Corporate Name. In the event that either Party ceases to be a Shareholder for any reason, the remaining Shareholder(s) shall promptly, and in any event within thirty (30) days thereafter, change the name, trade name and service mark of the Company to such names and marks as do not include or incorporate all or any portion of the corporate name or logo of the departing Party and deliver evidence of such changes to the departing Party.

(c)
Use of Spansion Logo. Cypress, on behalf of Spansion LLC, hereby grants the Company the right to continue to mark the products in existence as of the Launch Time with the Spansion logo, in the same manner as Cypress was using the Spansion logo on such products immediately prior to the Launch Time. In the event that the Company changes the back end manufacturer from Cypress Thailand, the license granted in this Section 9.3(c) will continue for so long as the products manufactured at the new back end manufacturer continue to meet the same level of quality as those manufactured by Cypress Thailand. Cypress may monitor the quality of the products by any reasonable method, including by requesting product samples from time to time, which samples shall be supplied to Cypress by the Company free of charge.

10.	Indemnification

10.1
Indemnification. Each Party (in such capacity, the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and each of such Party’s officers, directors, employees, shareholders and agents (each an “Indemnified Party”), from and against any and all claims, demands, liabilities, costs, damages, expenses (including, without limitation, attorneys’ fees and expenses), and causes of action of any nature whatsoever (collectively, “Losses”) arising from or in any way related to any breach of any representation, warranty, covenant, agreement or obligation made or to be performed by the Indemnifying Party hereunder. Losses shall not include Losses to the extent caused by the gross negligence or willful misconduct of the Indemnified Party. The obligations of each Indemnifying Party under this Section 10.1 shall survive any termination of this Agreement.

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10.2
Indemnification Procedures. If any lawsuit or enforcement action is filed against an Indemnified Party with respect to which such Indemnified Party is entitled to indemnification under this Section 10.2 or an Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 10.2, then such Indemnified Party shall give notice thereof (a “Claim Notice”) to the Indemnifying Party against whom indemnity is sought as promptly as practicable. The failure of an Indemnified Party to give a timely Claim Notice hereunder shall not affect its rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates that such failure actually damaged the Indemnifying Party. If within thirty (30) days after receipt of the Claim Notice the Indemnifying Party acknowledges in writing to the Indemnified Party that Indemnifying Party is obligated under the terms of its indemnity hereunder in connection with such lawsuit or action (or that it will defend under a reservation of rights), then the Indemnifying Party shall be entitled, at its own cost, risk and expense, (a) to take control of the defense and investigation of such lawsuit or action, (b) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and such Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event, the Indemnified Party shall be entitled, at the Indemnifying Party’s cost and expense, to retain separate counsel of its own choosing, and (c) to compromise or settle such claim, which compromise or settlement shall be made only with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld. In connection with the Indemnifying Party’s defense of the Indemnified Party as described in the foregoing sentence, the Indemnified Party shall (at the Indemnifying Party’s cost and expense) cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) days after receipt of the Claim Notice, then the Indemnified Party (upon delivering notice to such effect to the Indemnifying Party) shall have the right (but not the obligation) to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such claim on behalf of, and for the account and risk of, the Indemnifying Party. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party timely informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.2 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the

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Indemnified Party from and against any Losses by reason of such settlement or judgment.

11.	General Provisions

11.1	In addition to collaboration contemplated herein, the Parties will explore other potential collaboration opportunities for the mutual benefits in good faith.

11.2
Governing Law; Dispute Resolution. The validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the laws of California. All disputes between the Parties arising out of this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of either Party. In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given, such dispute shall be finally settled by arbitration in San Jose, California, using the English language, and in accordance with the rules then in effect of the American Arbitration Association. The arbitrator(s) shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as the arbitrator(s) may determine. The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either Party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief and/or a decree for specific performance pending final settlement by arbitration.

11.3
Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the second (2nd) Business Day following receipt of a transmittal confirmation, or (c) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

If to SKHYSI:
SK hynix system ic Inc.
215 Daesin-ro Heungdeok-gu Cheongju-si
Chungcheongbuk-do, 28429, Korea

Attention:    Head of Legal Affairs

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Telephone:
Facsimile:
with a copy (which copy shall not constitute notice) to:
SK hynix Inc.
SK u-Tower, 9, Seongnam-daero 343 beon-gil,
Bundang-gu, Seongnam-si
Gyeonggi-do, 13558, Korea

Attention:    Head of Global Legal
Telephone:
Facsimile:
If to Cypress:
Cypress Semiconductor Corporation
198 Champion Court
San Jose, California 95134
Attention:    Chief Legal Officer
with a copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301

Attention:     Mike Mies
or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 11.3.

11.4
Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

11.5
Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by either

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Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

11.6
References; Subject Headings. Unless otherwise indicated, references to Sections and Exhibits herein are to Sections of, and Exhibits to, this Agreement. The subject headings of the Sections of this Agreement are included for the purpose of convenience of reference only, and shall not affect the construction or interpretation of any of its provisions.

11.7
Further Assurances. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

11.8
Expenses. Each of the Parties will bear its own costs and expenses, including, without limitation, fees and expenses of legal counsel, accountants, brokers, consultants and other representatives used or hired in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. All such expenses incurred by the Company shall be borne by the Company to the maximum extent permitted by Applicable Law including, without limitation, expenses relating to the formation of the Company, any transfer taxes for transfer of the Company stock to the Parties, registration charges, taxes, fees and expenses relating to required governmental or regulatory approvals, notary fees and legal fees and expenses.

11.9
No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

11.10
Entire Agreement; Amendments. The terms and conditions contained in this Agreement (including the Exhibits hereto) and the Transaction Documents constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding amending this Agreement shall be binding upon either Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

11.11	Assignment. Neither Party shall have the right to assign its rights or obligations under this Agreement except in connection with a transfer of such Party’s

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Securities in a manner permitted hereunder, under terms reasonably acceptable to the non-assigning Party and providing for the assignee to be bound by the terms hereof, and for the assigning Party to remain liable for the assignee’s performance of its obligations hereunder. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective permitted successors and assigns.

11.12
No Agency. The Parties are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute either Party the agent of the other Party for any purpose or in any sense whatsoever.

11.13
No Beneficiaries. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties and their Affiliates who hold Securities, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

11.14
Effective Date of Transaction Documents. The Transaction Documents (other than this Agreement and the Articles) shall become effective at the Launch Time. The rights of Cypress and the restrictions on the operations of the Company set forth in Section 5 shall not be effective until the Cypress Subscription Date.

11.15
Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

11.16
Incidental and Consequential Damages. Neither Party nor its Affiliates will be liable to the other Party under any contract, negligence, strict liability or other theory for any indirect, incidental or consequential damages (including without limitation lost profits) with respect to a breach of this Agreement or any Transaction Document.

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IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the Signing Date.

SK HYNIX SYSTEM IC INC. By: /s/ Kim Joon Ho	CYPRESS SEMICONDUCTOR CORPORATION By: /s/ S. Thad Trent

Exhibit List
Exhibit 1.3     - Articles of Association
Exhibit 1.4    - Back-End Manufacturing Agreement – Terms
Exhibit 1.5    - Bill of Sale
Exhibit 1.17    - Cypress NAND Assets
Exhibit 1.18    - Cypress Transition Services Agreement – Services
Exhibit 5.6     - Actions Requiring Special Board Approval
Exhibit 6.6(c)    - List of Competitors

[NOTE: Schedules (and the similar attachments listed above) to this agreement have been omitted in reliance on Regulation S-K, Item 601(b)(2). The Registrant hereby undertakes to furnish supplementally a copy of any such item to the Commission upon request.]

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